Supplement dated June 22, 2009

to Term Sheet No. 106 dated April 22, 2009,

product supplement ARN-1 dated January 2, 2009,

Series L MTN prospectus supplement

dated April 10, 2008 and prospectus dated

May 5, 2006 (together, the “Note Prospectus”)

Filed Pursuant to Rule 424(b)(2) Registration No. 333-158663

Bank of America Corporation

Medium-Term Notes, Series L

Accelerated Return Notes®

Linked to the Russell 3000® Index, due November 12, 2010

(the “ARNs”)

This document supplements the Note Prospectus in connection with any secondary market transactions in the ARNs by Merrill Lynch Pierce, Fenner & Smith Incorporated and its affiliates. Capitalized terms used but not defined in this supplement have the meanings set forth in the Note Prospectus.

The Starting Value for the ARNs was defined in the final term sheet relating to the ARNs (the “Final Term Sheet”), dated April 22, 2009 and filed with the Securities and Exchange Commission (the “SEC”) on April 27, 2009, as the lesser of (a) 491.29, the closing level of the Russell 3000® Index (the “Index”) on April 22, 2009, and (b) the lowest closing level of the Index on any Market Measure Business Day during the Starting Value Determination Period on which a Market Disruption Event does not occur.

The Starting Value Determination Period expired on June 22, 2009. The lowest closing level of the Index on any Market Measure Business Day during the Starting Value Determination Period on which a Market Disruption Event did not occur was 491.29.

Therefore, the Starting Value for the ARNs is 491.29.

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the ARNs and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in “Risk Factors” on page TS-5 of the Final Term Sheet and beginning on page S-9 of product supplement ARN-1, as the ARNs involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the ARNs.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Final Term Sheet dated April 22, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000119312509088394/0001193125-09-088394-index.idea.htm

•	Product supplement ARN-1 dated January 2, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000119312509000312/d424b5.htm

•	Series L MTN prospectus supplement dated April 10, 2008:

http://www.sec.gov/Archives/edgar/data/70858/000119312508079745/d424b5.htm

•	Prospectus dated May 5, 2006:

http://www.sec.gov/Archives/edgar/data/70858/000119312508079745/d424b5.htm

•	Market Making Prospectus for Our Debt Securities, dated May 4, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000119312509098047/dposasr.htm

Our Central Index Key, or CIK, on the SEC website is 70858. Unless otherwise indicated or unless the context requires otherwise, all references in the Final Term Sheet to “we,” “us,” “our,” or similar references are to Bank of America Corporation.